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                                                                      EXHIBIT 99


                    MARYSVILLE, Ohio (September 12, 2002) -

         Multi-Year Effort Expected to Improve International EBITA, ROIC

The Scotts Company (NYSE: SMG), the global leader in the consumer lawn and garden industry, said today it expects earnings and return on invested capital
(ROIC) within its International Consumer and Professional businesses to improve in fiscal 2004 and further in 2005 and beyond as the result of its recently approved international growth plan.

"Strengthening these businesses is a top priority and we expect to begin seeing benefits from this program in 2004," said James Hagedorn, president and chief executive officer of Scotts. "We are taking the lessons we've learned in the U.S. related to investing in technology, improving our supply chain and consolidating our operations and applying them in Europe. We believe this will generate cost savings that should lead to earnings improvement and enhanced shareholder value."

         Specifically, the multi-year project will include the following actions:

         - Install an enterprise-wide SAP software tool throughout Europe to promote better business planning and more efficiently track results.

         - Rationalize supply chain assets to reduce purchasing, conversion, warehouse and delivery costs and further improve customer service rates.

         - Create a Pan-European category management business model that will allow an individual product category to speed up innovation, implement best practices and streamline the international product portfolio.

The Company anticipates investments of $50 to $60 million during the project, about 20 to 25 percent of which will be capital expense. A restructuring charge of approximately $4 to 6 million related to the project is expected to be recorded in the fourth quarter of fiscal 2002, which ends September 30.

Most of the anticipated fourth quarter charge is related to the Company's plans to close its manufacturing facility in Bramford, England and consolidate production capacity with another site in the U.K. The company said it will continue to review all of its international facilities in an effort to maximize the return on existing assets.

"Our European management team has developed a plan that we fully expect will allow our International operations to begin reaching their full potential," Hagedorn said. "We believe this project will help us achieve a higher return on invested capital and help enhance shareholder value."



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Scotts became a major competitor in the European marketplace in 1997 with the purchase of Levington Horticulture Ltd. in the UK. In 1998, the Company purchased French-based Rhone-Poulenc Jardin, continental Europe's largest consumer lawn and garden products company. In 2000, Scotts acquired Substral, which is a leading consumer fertilizer brand in Germany, Austria, Belgium, France and the Nordics.

"This post-acquisition integration program will help make us a more effective competitor across all of our key European markets," said Michel Farkouh, executive vice president of the International Consumer Business Group. "As we improve in areas like supply chain and customer service, while continuing to enhance our advertising efforts, we are confident that Scotts can continue to build upon its industry leading market shares in key European markets."

For more information on The Scotts Company please visit our web site at http:// www.scottscompany.com.

About Scotts

The Scotts Company is the world's leading supplier of consumer products for lawn and garden care, with a full range of products for professional horticulture as well. The company owns the industry's most recognized brands. In the U.S., the company's Scotts(R), Miracle-Gro(R) and Ortho(R) brands are market leading in their categories, as is the consumer Roundup(R) brand which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.K., Scotts' brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides; Evergreen(R), the leading lawn fertilizer line; the Levington(R) line of lawn and garden products; and Miracle-Gro(R).

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward-looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

         - Adverse weather conditions could adversely affect the Company's sales and financial results;

         - The Company's historical seasonality could impair the Company's ability to pay obligations as they come due and operating expenses;

         - The Company's substantial indebtedness could adversely affect the Company's financial health;

         - Public perceptions regarding the safety of the Company's products could adversely affect the Company;


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         -        The loss of one or more of the Company's top customers could adversely affect the Company's financial results because of the concentration of the Company's sales to a small number of retail customers;

         - The expiration of certain patents could substantially increase the Company's competition in the United States;

         - Compliance with environmental and other public health regulations could increase the Company's cost of doing business; and

         - The Company's significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.

SOURCE The Scotts Company

CONTACT: Rebecca J. Bruening, Vice President, Corporate Treasurer, +1-937-578-5607 and Jim King, Director, Investor Relations, +1-937-578-5622, both at Scotts URL: http://www.scotts.com







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